Exhibit 99.1

SmartHeat Announces Management and Board Restructuring; Retention of Nimbus Restructuring Manager and Appointment of Oliver Bialowons as President

May 30, 2012, SmartHeat Inc., (NASDAQ:  HEAT; website: www.smartheatinc.com), today announced the resignations of Mr. James Jun Wang, Chairman of the Board of Directors (Board), President and CEO, Mr. Wen Sha, Vice President of Marketing, Mr. Xudong Wang, Vice President of Strategy, and Ms. Zhijuan Guo, Chief Financial Officer.  Mr. Jun Wang, Mr. Sha and Mr. Xudong Wang will continue in all of their current roles with SmartHeat’s subsidiaries, but will no longer be affiliated with SmartHeat Inc., the U.S. holding company incorporated in Nevada (SmartHeat).   Ms. Guo has resigned from all roles and responsibilities with SmartHeat and its subsidiaries.

At a two day Board meeting which ended on May 25, 2012, Mr. Oliver Bialowons was appointed as a Director and as President of SmartHeat to fill the roles formerly held by Mr. James Wang.  Mr. Bialowons is an experienced turnaround executive with more than 20 years of related experience, much of which was in the automobile and aerospace industries.  He has served in positions as Managing Director, Chief Operating Officer and Chief Restructuring Officer of several companies.   Most recently, he served as COO of neckermann.de GmbH, Managing Director of Bowe Systec AG, and as Chairman and CEO of Bowe Bell + Howell Company, a financially stressed U.S. based manufacturer of industrial logistics equipment with worldwide operations and distribution. He directed a restructuring of the business and an eventual sale of the Bell+Howell business to Bell and Howell, LLC, a portfolio company of Versa Capital Management, LLC.  Currently he serves on the Board of Bell and Howell, LLC and is assisting an insolvency receiver in Germany to market a large chain of retail stores in Europe.

The Board directed management to coordinate with SmartHeat’s subsidiaries to select SmartHeat’s new CFO as soon as possible. Ms. Guo was vital to the timely preparation of SmartHeat’s financial statements and regulatory filings, and the Board expressed their gratitude to her for her help.  In addition, the Board authorized the commencement of a search to fill the role of Chairman of SmartHeat’s Audit Committee.  The Board determined not to fill Mr. Sha’s or Mr. Xudong Wang’s positions at this time.

The Board approved the retention of Nimbus Restructuring Manager LLC (NRM) as Restructuring Adviser to assist SmartHeat’s Board to address its financial and liquidity issues reflected in Note 2, “Cash and Equivalents”, in the Notes to Consolidated Financial Statements (Unaudited) included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.   NRM is an affiliate of Nimbus Strategies LLC (a U.S. based strategy consulting firm).

To address SmartHeat’s immediate cash needs, the Board approved borrowing up to $1,000,000 to fund ordinary course operating expenses under a binding commitment letter for a Revolving Line of Credit (Revolver), subject to an acceptable fairness opinion, negotiation of final terms and the execution of a definitive agreement. The Revolver has a term of nine months, but is extendable  at SmartHeat’s option for up to 4 additional nine month terms, and is payable in advance at any time.  Borrowings under the Revolver would be secured by a lien on certain of SmartHeat assets and would be convertible, at the option of the lender, into shares of SmartHeat common stock under certain circumstances.  The Revolver is subject to a $150,000 termination fee.  Mr. James Wang is a principal and director of the lender. Borrowings under the Revolver would accrue cash interest at a rate of 1% per month plus equity consideration targeted to provide additional return equivalent to approximately 0.5% to 0.6% per month, assuming that the term is fully extended.

In connection with the engagement of NRM as Restructuring Agent, the appointment of Oliver Bialowons as President and the Revolver commitment, the Board, subject to the execution of definitive agreements, approved the issuance of an aggregate of approximately 335,000 shares, subject to certain adjustments, of restricted stock for nominal consideration.  These shares of restricted stock may not be sold or transferred, except under limited circumstances, and are subject to certain buy back options and other restrictions.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Corporate Communications:

Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com